UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 7, 2005 (November 4, 2005)

Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
(512) 708-9310
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 4, 2005, we entered into an alliance agreement (the “Alliance Agreement”) with Colgate-Palmolive Company (“Colgate-Palmolive”) to develop and potentially market oral healthcare products. In connection with the Alliance Agreement and pursuant to a common stock purchase agreement (the “Purchase Agreement”), Colgate-Palmolive purchased 3,610,760 shares of our common stock at a purchase price of $5.539 per share for a total of approximately $20.0 million. These shares are subject to trading and transfer restrictions for one year from the date of purchase. Under the Purchase Agreement, Colgate-Palmolive also agreed to vote these shares and any other shares of our capital stock owned by it in favor of corporate actions approved by our Board of Directors. This voting agreement is subject to suspension or termination upon certain events specified in the Purchase Agreement.
     Pursuant to the Alliance Agreement, we will conduct research and development activities involving specialized formulations of our molecular therapies (such as p53, mda-7 and FUS-1) targeted at precancerous conditions of the oral cavity and at oral cancer. The objective is to market these formulations as oral healthcare products. Excluded from the Alliance Agreement is our current portfolio of cancer product candidates, including ADVEXIN therapy, INGN 241, INGN 225 and INGN 401.
     Under the Alliance Agreement, Colgate-Palmolive has a first right to negotiate development, manufacturing, marketing and distribution rights with us for specifically designed oral healthcare products for use in the human oral cavity that may result from these research and development activities. In addition, we agreed to use commercially reasonable efforts to develop one or more specialized oral formulations through completion of Phase II clinical trials within the seven-year term of the Alliance Agreement. We can terminate our development efforts earlier under certain circumstances, including if the prospects for these products do not warrant further investment, or if we expend $15.0 million in this effort. In calculating the amount of our expenditures on these efforts, we may include grant funding received by us or our collaborators for work performed by third parties (e.g., universities and other institutions) that is directly related to program activities, as specified in the Alliance Agreement. The term of the Alliance Agreement continues to November 4, 2012, unless earlier terminated by the parties as provided in the Alliance Agreement.
     The related opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is being filed as Exhibit 5.1 to this Current Report on Form 8-K and incorporated herein and incorporated by reference into the shelf registration statement.
     On November 4, 2005, the Company issued a press release announcing the execution of the Purchase Agreement and Alliance Agreement and the registered direct offering of the shares to Colgate-Palmolive. The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein.
     Neither the filing of any press release as an exhibit to this Current Report on Form 8-K, nor the inclusion in such press release of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated November 4, 2005.
99.1	Press Release dated November 4, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ James W. Albrecht, Jr.
James W. Albrecht, Jr.
Chief Financial Officer

Date: November 7, 2005

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated November 4, 2005.
99.1	Press Release dated November 4, 2005.